EXHIBIT 99.1

HCW Biologics Exercised Option to Regain Full Rights for Two Commercial-Ready Reagents from Wugen

Positions the Company to participate in fast-growing, multi-billion-dollar CAR-T immunotherapy market

Recently published data suggest that HCW9206 may reduce CAR-T production costs and improve therapeutic efficacies, with the potential to support curative outcomes

Company plans to commercialize the reagents through corporate partners focused on CAR-T and NK-cell therapies, including developers and manufacturers

MIRAMAR, Fla., May 27th, 2026 (GLOBE NEWSWIRE) — HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB), a clinical-stage biopharmaceutical company developing first-in-class fusion immunotherapeutics for autoimmune diseases, cancer, and senescence-associated dysplasia, today announced that it has exercised its option to regain full ex vivo rights to HCW9206 and HCW9201, two commercial-ready compounds as reagents, from its licensee, Wugen Inc. Wugen held exclusive worldwide rights to these two compounds for ex vivo, cell-based therapy applications. The Company acquired these rights for no cost and retained the nonrefundable upfront license fee, including 2.2 million shares of Wugen common stock.

Recent data published in the high-impact, peer-reviewed journal, Science Advances, indicate that HCW9206, the Company’s proprietary, commercial-ready multi-cytokine fusion protein reagent, may offer a novel, cost-effective approach to producing CAR-T cells with enhanced function for immunotherapy (see link number 1 for full article below). As a first-in-class cytokine-scaffold platform, HCW9206 has the potential to improve manufacturing efficiency while supporting the development of more potent CAR-T therapies at lower costs.

HCW9206 has the advantage of generating a CAR-T population which is markedly enriched for long-lived T-memory stem (“Tscm”) cells, which are rare, highly proliferative, and self-renewing cells. Results from a recent, third-party clinical trial in patients with blood cancer demonstrated that a more defined CAR-T product, enriched with Tscm, persists longer in the body and achieves complete remissions at low doses—without the need for chemotherapy pre-conditioning (see link number 2 to full article below). The Company believes that these results support its perspective that utilizing HCW9206 as part of a manufacturing process may be broadly applicable to increase persistence and functionality of CAR-T therapy.

Dr. Hing C. Wong, the Company’s Founder and CEO, stated, “We are excited to regain the full commercial rights for ex vivo use of HCW9206 and HCW9201. We have a great opportunity to develop Tscm-based CAR-T approaches to benefit patients with blood cancer, solid tumors or autoimmune diseases, through partnerships with larger companies who are focused on CAR-T therapies.”

Dr. Wong continued, “HCW9206 is a novel compound that allows a single molecule to deliver synergistic signals from three immune-stimulating cytokines. It is versatile and has demonstrated activity in generating large quantities of memory-like NK cells for cancer cell therapy in a GMP manufacturing scale (see link number 3 to full article below). We have also found that it may enhance CAR-T manufacturing as a promising new reagent with the potential to improve production processes. In addition, experimental models show that HCW9206 may improve the function and persistence of CAR-T cells following adoptive transfer for treatment of infectious disease and cancer, a goal the industry has been pursuing for the past decade.”

Links for Articles Referenced in Press Release:

(1) Cole EB, …Wong HC, Goldstein H. IL-7/IL-15/IL-21 cytokine-fusion scaffold generates highly functional CAR T cells enriched in long-lived T memory stem cells. Sci Adv. 2026 Mar 13;12(11):eaec2632. doi: 10.1126/sciadv.aec2632. Epub 2026 Mar 13.

(2) Gattinoni L, et al. Distinct in vivo dynamics of donor-derived stem cell memory CAR T cells post-allogeneic HSCT relapse. Cell. 2026 Apr 30:S0092-8674(26)00383-1. doi: 10.1016/j.cell.2026.03.047.

(3) Shrestha N, …Rhode PR, Wong HC. A “Prime and Expand” strategy using the multifunctional fusion proteins to generate memory-like NK cells for cell therapy. Cancer Immunol Immunother. 2024 Jul 3;73(9):179. doi: 10.1007/s00262-024-03765-8.

About HCW Biologics:

HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to treat diseases promoted by chronic inflammation, including autoimmune diseases, cancer, and senescence-associated dysplasia. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of proinflammatory and senescence-associated diseases and conditions that are promoted by chronic inflammation —and in doing so, improve patients’ quality of life and possibly extend longevity. A key aspect of the Company’s clinical development and financing strategy is to focus on its business development programs. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward Looking Statements:

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, the ability and efficacy of HCW9206 for generating CAR-T’s for immune cell therapy with increased persistence and functionality at a lower cost; the ability of HCW9206 preclinical studies to translate into human trials to activate long-lived T-memory stem cells (“Tscm”) cells in patients; the ability of HCW9206 to improve long-term survival of disease- specific CAR-Ts following adoptive transfer and enable sustained suppression of malignancies, chronic infections and autoimmune diseases; the availability for a license and supply HCW9206 for commercial use for certain indications. Forward- looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 31, 2026, the quarterly report on Form 10-Q filed with the SEC on May 14, 2026, and in other filings filed from time to time with the SEC.

Company Contact:

Peter Rhode, PhD.

Chief Scientific Officer and Vice President Clinical Operations

HCW Biologics Inc.

peterrhode@hcwbiologics.com